Exhibit 10.6

OPTION AGREEMENT

COnversion LABS PR, llc

This Option Agreement (this “Agreement”) is entered into as of this __ day of January, 2021 by and between Conversion Labs PR, LLC, a Puerto Rico limited liability company with an address at 53 Calle Palmeras, Suite 802, San Juan, Puerto Rico 00901 (“CVLB PR”), and Varun Pathak, an individual residing at ________________________________ (“Pathak”).

RECITALS:

WHEREAS, CVLB PR seeks to grant to Pathak the right to purchase 2,100 units of membership interest (the “Units”) of LegalSimpli Software, LLC, a limited liability company organized and existing under the laws of Puerto Rico (the “Company”) from CVLB PR upon the Company achieving specific performance goals as described herein;

NOW THEREFORE, CVLB PR grants the following option to Pathak:

1. Grant of Option. Pathak shall have the option or right to purchase (the “Option”) up to 2,100 Units of the Company in accordance with all of the terms set forth in this Agreement.

2. Exercise Price. The purchase price for Option shall be a nominal value of $1.00 (the “Exercise Price”).

3. Time and Method of Payment. The Exercise Price shall be paid in full in cash at the time the Option is exercised.

4. Term of Option. The Option may be exercised by Pathak only in tranches, with each tranche consisting of 700 Units. One tranche of Units shall vest upon the occurrence of the Company achieving each of the following performance targets prior to December 31, 2021, at which date this Agreement and Option shall expire:

(i)	$2,500,000 of Gross Sales in any fiscal quarter;
(ii)	$4,000,000 of Gross Sales and achieving Profitability in any fiscal quarter; and
(iii)	$8,000,000 of Gross Sales with a ten percent (10%) Net Profit Margin in any fiscal quarter.

For the purposes of Section 4 of this Agreement, Gross Sales shall mean the total amount of sales collected from merchant processors during a fiscal quarter. Such figure shall be calculated prior to any returns (full or partial) in the event of a refund executed by the Company or in the event of a chargeback executed by the merchant processor; Profitability shall mean Net Income (as defined by GAAP) greater than $0.00 for any fiscal quarter; and Net Profit Margin shall mean the percent result of profit over sales as represented by the following formula: Net Income (as defined by GAAP) divided by Net Sales (as defined by GAAP).

5. Distributions; Payments. Prior to the exercise of the Option, the Option shall not entitle Pathak to any distributions of the Company or other payments whatsoever with respect to the Option.

6. Changes in Capital Structure. As determined by CVLB PR in its sole discretion, if any change is made in the capitalization of the Company which reduces the value of the Option, appropriate adjustment may be (but shall not need to be) made by CVLB PR to the end that the economic interest shall be maintained as before the occurrence of such an event.

7. Non-transferability. The Option is nontransferable and may not be sold, transferred or hypothecated at any time by Pathak.

8. Complete Statement. This Agreement contains a complete statement of all the arrangements between the parties with respect to their subject matter and cannot be changed except by a writing executed by both parties.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of New York.

[Signature page follows]

2

IN WITNESS WHEREOF the parties have signed this Agreement as of the date above first written.

Varun Pathak

Conversion Labs PR, LLC

By:
Name:	Justin Schreiber
Title:	President

ACCEPTED AND AGREED:

LEGALSIMPLI SOFTWARE, LLC

By:
Name:	Sean Fitzpatrick
Title:	President

3